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                                                                       EXHIBIT 7


                            EXECUTIVE NONCOMPETITION
                                    AGREEMENT


         This Executive Noncompetition Agreement ("Agreement") is entered into this 30th day of June, 1997, by and among Eaton Corporation, an Ohio corporation, having its principal place of business at Eaton Center, Cleveland, Ohio 44114-2584 ("Parent"), John C. Matthews ("Executive") and Fusion Systems Corporation, a Delaware corporation having its principal place of business at 7600 Standish Place, Rockville, Maryland 20855 (the "Company").

         WHEREAS, pursuant to an Agreement and Plan of Merger ("Merger Agreement") of even date herewith by and among Parent, a subsidiary of Parent ("Subsidiary"), and the Company, the Company and Parent have agreed to commence a tender offer to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share, and the associated preferred share purchase rights, and the parties thereto have agreed, subject to the terms and provisions thereof, that Subsidiary shall be merged with and into the Company (the "Merger");

         WHEREAS, Parent and the Company desire by this Agreement to provide for certain items and conditions relating to the continued employment of the Executive by the Company after consummation of the Merger and for the protection of the goodwill and proprietary rights of Parent and the Company;

         WHEREAS, the Executive desires to continue to be employed by the Company upon the terms and conditions stated herein; and

         WHEREAS, the Executive and the Company have entered into an employment agreement dated March 6, 1993 (the "Existing Agreement"), providing for payments to the Executive following a change of control of the Company.

         NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, INTENDING TO BE LEGALLY BOUND, PARENT, THE COMPANY AND THE EXECUTIVE HEREBY AGREE AS FOLLOWS:

         Section 1.        Definitions.
         -----------------------------

         Unless otherwise specifically defined herein, terms used herein which are initially capitalized herein shall have the same meaning as in the Existing Agreement.

         Section 2.        Stock Option.
         ------------------------------

         (A) GRANT OF OPTION. The Parent shall grant to the Executive, effective upon the consummation of the Merger, an option to purchase 12,000 shares of the common stock of Parent


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("Parent Option"). The per-share option price of the Parent Option shall be the fair market value of a share of the common stock of Parent on the date of grant. The Parent Option shall have a ten-year term. Subject to the terms and conditions set forth in this Agreement, the Parent Option shall become exercisable only after five years have elapsed since the date of grant, and only if the Executive remains continuously employed by the Company or Parent during that five-year period. The other terms of the Parent Option shall be in accordance which the terms of the option plan of Parent under which it is granted.

         (B) OTHER BENEFIT UPON TERMINATION. If the Executive's employment terminates under the conditions set forth in Paragraph 10 or 11 of the Existing Agreement (except that the reference in each such Paragraph to "three years following the Change in Control Date" shall, for purposes of this Section 2(B) only, be deemed to refer to the period of five years beginning on the date on which the Merger is consummated), the Parent Option shall remain in effect, shall become fully exercisable on the fifth anniversary of the date of grant, and shall be exercisable throughout the remainder of its ten-year term in accordance with its terms. If the Executive's employment terminates other than as described in the preceding sentence (including without limitation as a result of the Executive's death or disability) or if the Executive breaches any of the covenants set forth in Section 17 or 18 of the Existing Agreement or of Section 3 of this Agreement (all such covenants being referred to collectively as the "Covenants"), the Parent Option shall terminate.

         Section 3.        Covenants.
         ---------------------------

         (A) NON-COMPETITION. The Executive hereby consents to the amendment of Addendum E of the Existing Agreement by the Company to add products of Parent's semiconductor equipment operations. Furthermore, in addition to the Covenants set forth in the Existing Agreement, in consideration of the grant of the Parent Option and other good and valuable consideration the Executive hereby agrees that during the Restricted Period (as defined below), the Executive shall not, as a shareholder, employee, officer, director, partner, lender, investor, advisor, consultant or otherwise (whether or not being compensated in any way in any such capacity), engage directly or indirectly in any business or enterprise which is in Competition with Parent/Company (as defined below);

         (B) "Competition with Parent/Company" shall mean any of the following:

                  (i) Competition with the semiconductor equipment business of the Parent, of any entity controlled by Parent or of the respective successors and assigns of Parent or any such entity;

                  (ii) Competition with the Company or an entity controlled by it or the respective successors and assigns of the Company or any such entity;

                  (iii) Any business activity which is the same as or comparable to any business activity of the Company or any other entity described in clause (ii) above or of the semiconductor equipment business of Parent or of any other entity described in clause (i) above, in any case from time to time during the Restricted Period in any geographic area

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        throughout the world in which Parent or the Company or any such entity is engaged in such business activity.

         Notwithstanding the foregoing, nothing in this Section 3 shall prevent the Executive from purchasing and holding for investment less than one percent of the shares of any corporation.

         (C) "Restricted Period" shall mean the two-year period beginning on the date upon which the Executive's employment with the Company, with Parent or with any entity controlled by Parent terminates for any reason.

         (D) ENFORCEMENT. With respect to any Covenant finally determined by a court of competent jurisdiction to be unenforceable in whole or in part, the Executive, Parent and the Company hereby agree that such court shall have jurisdiction to reform the Existing Agreement and/or this Agreement or any provision thereof or hereof so that such Covenant is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the Covenants is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the right of the Company, Parent and their respective affiliates and successors to enforce any such Covenant in any other jurisdiction. The Executive acknowledges and agrees that: (i) the purpose of the Covenants is to protect the goodwill, trade secrets and other confidential information of the Company being acquired by Parent, that because of the nature of the businesses in which the Company, Parent and their respective affiliates and successors are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company. Parent and their respective affiliates and successor in the event the Executive breached any of the Covenants, and that remedies at law (such as monetary damages) for any breach of the Executive's obligations under the Covenants would be inadequate. The Executive therefore agrees and consents that if he commits any breach of any Covenant or threatens to commit any such breach, the Company, Parent and their respective affiliates and successors shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

         Section 4.        Effect on Existing Agreement.
         ----------------------------------------------

         The date on which the Merger is consummated will be the Change in Control Date for purposes of the Existing Agreement, and no other transaction contemplated by the Merger Agreement will constitute a Change in Control nor will it be considered to give rise to any other Change in Control Date. Except as specifically amended by this Agreement, the Existing Agreement shall remain in full force and effect after the date hereof without amendment. This Agreement shall be null and void ab initio if the Merger is not consummated.

         Section 5.        Governing Law.
         -------------------------------

         This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.



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         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their Boards of Directors, the Company and the Parent have caused this Executive Noncompetition Agreement to be executed in their names on their behalf, all as of the day and year first above written.

                                        /s/ John C. Matthews
                                        ----------------------------
                                        John C. Matthews


                                        EATON CORPORATION


                                        By:  /s/ Gerald L. Gherlein
                                             -----------------------


                                        FUSION SYSTEMS CORPORATION


                                        By:  /s/ Leslie S. Levine
                                             -----------------------